EXHIBIT 99

BAIRNCO CORPORATION

300 PRIMERA BOULEVARD, SUITE 432

LAKE MARY, FLORIDA  32746

(407) 875-2222

PRESS RELEASE

BAIRNCO ANNOUNCES IMPROVED FIRST QUARTER 2006 RESULTS and

ELECTION OF DIRECTORS AT STOCKHOLDERS’ MEETING

Lake Mary, Florida, April 20, 2006 - Bairnco Corporation (NYSE-BZ) today reported improved operating results for the first quarter 2006 as compared to the same period last year.

At the Annual Meeting held today, the stockholders elected the nominees for director recommended by the Board of Directors and ratified the Board’s selection of Grant Thornton LLP as Bairnco’s auditors for the 2006 fiscal year.

Performance

Sales in the first quarter 2006 increased 6.8% to $42,858,000 from $40,122,000 in 2005. Arlon’s Electronic Materials sales were higher by 25.0% due primarily to stronger electronics and wireless telecommunications markets. Arlon’s Coated Materials sales were down 3.2% from lower sales into certain automotive and industrial markets. Kasco's sales increased 1.5% from the first quarter 2005 primarily from sales improvements in Europe that were up 11.3% in local currency but only 2.3% in US dollars due to the change in exchange rates.

Gross profit increased 5.8% to $12,780,000 from $12,083,000 due to improved sales, increased production volumes at Arlon’s Electronic Materials, and somewhat offset by price increases in certain raw materials.  The gross profit margin as a percent of sales decreased to 29.8% from 30.1% as Arlon’s Coated Materials’ graphics products reflected lower margins due to price increases not fully offsetting cost increases and a mix change to growing but lower margin print products. The first quarter 2006 gross profit was reduced by $46,000 due to start-up expenses related to Arlon’s China manufacturing facility. The first quarter 2005 gross profit was reduced by $314,000 due to the relocation of Kasco’s manufacturing operations to Mexico and start-up expenses of the China manufacturing facility. Improvements in Kasco’s European operations’ operating profit were offset by start-up production issues at Kasco’s Mexican manufacturing facility.

Selling and administrative expenses increased 5.2% to $11,067,000 in 2006 as compared to $10,515,000 in 2005 on increased sales.  In addition, the 2005 selling and administrative expenses were reduced by $285,000 of income related to “key man” life insurance proceeds received.

Operating profit increased 9.2% to $1,713,000 from $1,568,000 in the first quarter 2005. Arlon’s Electronic Materials operating profit increased $1,205,000 to $2,569,000 on increased sales and improved volumes and factory performance. Arlon’s Coated Materials operating profit decreased $705,000 to $93,000 due to margin erosion and the mix change.  Kasco’s operating profit increased to $347,000 in 2006 from $97,000 in 2005.

Net interest expense was $136,000 in 2006 as compared to $26,000 in 2005 due to the increased outstanding borrowings primarily due to capital expenditures for the China manufacturing plant.

The effective tax rate for the first quarter 2006 was 35.8% as compared to 35.0% in 2005.  Net income increased 1.0% to $1,012,000 in 2006 as compared to $1,002,000 in the first quarter of 2005. Diluted earnings per common share were $.14 versus $.13 in 2005.

Management’s expectations of operating results for 2006 remain unchanged.

Share Repurchase

During the first quarter 2006, Bairnco repurchased 98,400 shares of its common stock on the open market at a total cost of $911,000. As of the end of the first quarter 2006, $4.7 million is available as authorized by the Board for management to continue its stock repurchase program in 2006 subject to market conditions and the capital requirements of the business.

Pension Plan Freeze

During the first quarter 2006, the Corporation froze the pension plan and implemented a 401k match. Effective March 31, 2006, employees no longer earn future pension benefits but receive 401k matching company contributions. A base contribution of 1% of pay will be made to each employee plus the Corporation will match 50% of up to 4% of pay contributed by the employee. The pension plan was fully funded as of December 31, 2005.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Statements in this press release referring to the expected future plans and performance of the Corporation are forward-looking statements.  Actual future results may differ materially from such statements. Factors that could affect future performance include, but are not limited to, changes in U.S. or international economic or political conditions, such as inflation or fluctuations in interest or foreign exchange rates; changes in the market for raw or packaging materials which could impact the Corporation’s manufacturing costs; changes in the product mix; changes in the pricing of the products of the Corporation or its competitors; the impact on production output and costs from the availability of energy sources and related pricing; the market demand and acceptance of the Corporation’s existing and new products; the impact of competitive products; the loss of a significant customer or supplier; production delays or inefficiencies; the ability to achieve anticipated revenue growth, synergies and other cost savings in connection with acquisitions and plant consolidations; the costs and other effects of legal and administrative cases and proceedings, settlements and investigations; the costs and other effects of complying with environmental regulatory requirements; disruptions in operations due to labor disputes; and losses due to natural disasters where the Corporation is self-insured. While the Corporation periodically reassesses material trends and uncertainties affecting the Corporation’s results of operations and financial condition in connection with its preparation of its press releases, the Corporation does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

Bairnco Corporation is a diversified multinational company that operates two distinct businesses - Arlon (Electronic Materials and Coated Materials segments) and Kasco (Replacement Products and Services segment).  Arlon’s principal products include high technology materials for the printed circuit board industry, cast and calendered vinyl film systems, custom-engineered laminates and special silicone rubber compounds and components. Kasco’s principal products include replacement band saw blades for cutting meat, fish, wood and metal, and on site maintenance primarily in the meat and deli departments.  Kasco also distributes equipment to the food industry in France.

CONTACT:     Kenneth L. Bayne, Vice President Finance, Bairnco Corporation

        Telephone:  (407) 875-2222, ext. 227

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Comparative Results of Operations (Unaudited)

	Quarter Ended
Condensed Income Statements	Apr 1, 2006	Apr 2, 2005
Net sales	$42,858,000	$40,122,000
Cost of sales	30,078,000	28,039,000
Gross profit	12,780,000	12,083,000
Selling and administrative expenses	11,067,000	10,515,000
Operating profit	1,713,000	1,568,000
Interest expense, net	136,000	26,000
Income before income taxes	1,577,000	1,542,000
Provision for income taxes	565,000	540,000
Net income	$ 1,012,000	$ 1,002,000
Basic Earnings per Share of Common Stock	$ 0.14	$ 0.14
Diluted Earnings per Share of Common Stock	$ 0.14	$ 0.13

Basic Average Common Shares	7,191,000	7,399,000
Diluted Average Common Shares	7,394,000	7,675,000

Condensed Balance Sheets	Apr 1, 2006	Dec 31, 2005
ASSETS

Cash	$ 1,668,000	$ 5,313,000
Accounts receivable, net	28,535,000	25,713,000
Inventories	29,902,000	27,231,000
Other current assets	6,040,000	7,387,000
Total current assets	66,145,000	65,644,000
Plant and equipment, net	34,227,000	34,373,000
Cost in excess of net assets of purchased businesses, net	14,456,000	14,439,000
Other assets	10,935,000	11,312,000
Total	$125,763,000	$125,768,000

LIABILITIES AND STOCKHOLDERS’ INVESTMENT

Short-term debt	$ 1,536,000	$ 2,233,000
Current maturities of long-term debt	118,000	134,000
Accounts payable	11,301,000	12,051,000
Accrued expenses	9,227,000	9,406,000
Total current liabilities	22,182,000	23,824,000
Long-term debt	8,799,000	7,069,000
Other liabilities	10,947,000	11,417,000
Stockholders’ investment	83,835,000	83,458,000
Total	$125,763,000	$125,768,000

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